Exhibit 99.1
For Release on February 28th, 2008
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2007 FINANCIAL RESULTS
•	Revenue for Q4 2007 increased 7.9% to $118.9 million from $110.2 million for Q4 2006.

•	Earnings per diluted share were $0.23 per share for Q4 2007, or $0.21 per share before favorable tax adjustments of $0.02 per share recorded during the quarter.

•	Revenue for the year increased 9.2%, to $472.9 million for 2007 from $433.1 million for 2006.

•	Earnings per diluted share were $0.51 per share for 2007, or $0.77 before the net effect of the loss on extinguishment of debt of $0.28 per share and the aforementioned favorable tax adjustments of $0.02 per share.
New York, NY — February 28, 2008 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs”, “Boston Sports Clubs”, “Washington Sports Clubs” and “Philadelphia Sports Clubs”, announced its results for the fourth quarter and year ended December 31, 2007.
Alex Alimanestianu, Chief Executive Officer of TSI, commented: “We are very pleased to report positive results for the fourth quarter and full-year and that our strong position in the market and our current business trends are providing us with a favorable outlook despite the current economic conditions. Our team executed nine new club openings in the fourth quarter, and our new clubs continue to perform well. In 2008, we will look to capitalize on strengths such as our corporate and group sales programs, which leverage our clustering strategy, and will continue to improve our execution at the club level.”
Quarter ended December 31, 2007 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Quarter Ended December 31,
	2006		2007
	Revenue	% Revenue	Revenue	% Revenue	% Growth
Membership dues	$89,041	80.8%	$96,094	80.8%	7.9%
Initiation fees	2,724	2.5%	3,134	2.7%	15.1%

Membership revenue	91,765	83.3%	99,228	83.5%	8.1%
Personal training revenue	12,596	11.4%	13,460	11.3%	6.9%
Other ancillary club revenue	5,022	4.6%	4,718	4.0%	(6.1%)

Ancillary club revenue	17,618	16.0%	18,178	15.3%	3.2%
Fees and other revenue	784	0.7%	1,468	1.2%	87.2%

Total revenue	$110,167	100.0%	$118,874	100.0%	7.9%

Total revenue for Q4 2007 increased 7.9% to $118.9 million from $110.2 million for Q4 2006. This increase was driven by growth in membership revenue and ancillary club revenue. Comparable club revenue increased 3.2% for Q4 2007. Of this increase, 1.8% was due to an increase in membership, 1.0% was due to an increase in price and 0.4% was due to an increase in ancillary club revenue and fees and other revenue.

Total operating expenses increased 7.7% to $103.7 million for Q4 2007 compared to $96.4 million for Q4 2006.
•	Payroll and related expenses increased 7.7%, or $3.2 million, to $44.7 million for Q4 2007 compared to $41.5 million for Q4 2006, in line with revenue growth.

•	Club operating expenses decreased 0.8%, or $317,000, to $37.0 million for Q4 2007 compared to $37.3 million for Q4 2006.
•	Advertising and marketing expenses decreased $849,000 primarily due to a shift in the timing of our advertising plans.

•	Laundry expenses increased $608,000 due to an increase in the number of clubs to which we had outsourced towel laundry service in Q4 2007 as compared to Q4 2006.
•	General and administrative expenses increased $2.2 million, or 29.3%, to $9.8 million for Q4 2007 from $7.6 million for Q4 2006. The primary factors were the increases in professional fees in connection with Sarbanes-Oxley initiatives and other first-time public company expenses together with increases in general liability claims encountered in the ordinary course of business. The remaining increase was due to costs to support the growth in our business in Q4 2007.

•	Depreciation and amortization expenses increased $2.3 million, or 22.7%, to $12.2 million for Q4 2007 from $9.9 million for Q4 2006, principally due to new and expanded clubs.

•	The Company recorded an income tax provision of $3.3 million for Q4 2007 compared to $836,000 for Q4 2006. For Q4 2007 it recognized $538,000 of favorable tax adjustments.
Net income for Q4 2007 was $6.0 million compared to $6.6 million for Q4 2006.
EBITDA for Q4 2007 increased 14.8% to $27.8 million from $24.2 million for Q4 2006. EBITDA as a percentage of total revenue (“EBITDA margin) was 23.4% for Q4 2007, compared to 22.0% for Q4 2006. Please refer to the reconciliation of net income to EBITDA at the end of this release.
Year ended December 31, 2007 Financial Highlights:
Revenue (in $’000s) was comprised of the following:

	Year Ended December 31,
	2006		2007
	Revenue	% Revenue	Revenue	% Revenue	% Growth
Membership dues	$346,201	79.9%	$374,631	79.2%	8.2%
Initiation fees	9,563	2.2%	12,315	2.6%	28.8%

Membership revenue	355,764	82.1%	386,946	81.8%	8.8%
Personal training revenue	49,511	11.4%	56,106	11.9%	13.3%
Other ancillary club revenue	22,863	5.3%	24,247	5.1%	6.1%

Ancillary club revenue	72,374	16.7%	80,353	17.0%	11.0%
Fees and other revenue	4,942	1.2%	5,616	1.2%	13.6%

Total revenue	$433,080	100.0%	$472,915	100.0%	9.2%

Total revenue increased $39.8 million, or 9.2%, to $472.9 million for the year ended December 31, 2007 from $433.1 million for the year ended December 31, 2006. Comparable club revenue increased 5.2% for the year ended December 31, 2007. Of this 5.2% increase, 2.7% was due to an increase in membership, 1.0% was due to an increase in price and 1.5% was due to an increase in ancillary club revenue and fees and other revenue.

Total operating expenses increased 9.2%, or $35.0 million, to $415.1 million for the year ended December 30, 2007 compared to $380.1 million for the same period in 2006, in line with revenue growth.
•	Payroll and related expenses increased $14.7 million, or 9.0%, to $177.4 million for the year ended December 31, 2007, from $162.7 million for the year ended December 31, 2006.

•	Club operating expenses increased $10.4 million, or 7.1%, to $156.7 million for the year ended December 31, 2007, from $146.3 million for the year ended December 31, 2006.
•	Rent and occupancy expenses increased $5.8 million. Rent and occupancy costs at clubs that opened after January 1, 2006, or that are currently under construction, increased $5.5 million.

•	Laundry expenses increased $2.3 million due to an increase in the number of clubs to which we had outsourced towel laundry service in 2007 compared to 2006.
•	General and administrative expenses increased $4.8 million, or 16.0%, to $35.1 million for the year ended December 31, 2007 from $30.3 million for the year ended December 31, 2006. The primary factors were the increases in corporate rent, professional fees in connection with Sarbanes-Oxley initiatives and other first-time public company expenses together with increases in general liability claims encountered in the ordinary course of business. The remaining increase was due to costs to support the growth in our business in 2007. Offsetting these increases was a decrease in costs related to the examination of strategic and financing alternatives of $1.2 million.

•	Depreciation and amortization increased $5.1 million, or 12.5%, to $46.0 million for the year ended December 31, 2007 from $40.9 million for the year ended December 31, 2006, principally due to new and expanded clubs.

•	Loss on extinguishment of debt totaled $12.5 million for the year ended December 31, 2007. The 2007 loss was due to the early termination fees, deferred financing costs written-off, and associated fees related to the tender offer and early redemption of the outstanding principal of the 9 5/8% Senior Notes issued by our wholly owned subsidiary Town Sports International, LLC. Loss on extinguishment of debt totaled $16.1 million for the year ended December 31, 2006 related to the early redemption of $85.0 million of outstanding principal of the 9 5/8% Senior Notes and the redemption of 35% of our 11% Senior Discount Notes.

•	We have recorded an income tax provision of $8.1 million for the year ended December 31, 2007 compared to $715,000 for the year ended December 31, 2006.
Net income for the year ended December 31, 2007 was $13.6 million compared to $4.6 million for the year ended December 31, 2006.
EBITDA for the year ended December 31, 2007 increased 10.4% to $105.6 million from $95.7 million for the year ended 2006. EBITDA margin was 22.3% for the year ended December 31, 2007, compared to 22.1% in 2006. Please refer to the reconciliation of net income to EBITDA at the end of this release.
Cash flow from operating activities for the year ended December 31, 2007 increased $7.8 million, or 10.3%, to $83.0 million from $75.2 million for the year ended December 31, 2006. Cash paid for interest decreased $18.2 million to $17.1 million for the year ended December 31, 2007 and cash paid for income taxes increased $16.0 million to $20.7 million for the year ended December 31, 2007.

2008 Business Outlook:
Based upon the current business environment, our performance during the year ended December 31, 2007 and current trends in our market, we currently expect the following:
Total revenue for 2008 will be in the range of $510.0 million to $520.0 million, representing approximately 8% to 10% growth over 2007, driven primarily by club membership and ancillary revenue growth, the maturation of recently opened clubs, as well as new clubs expected to be opened during 2008.
As set forth below, we expect net income to be between $21.3 million and $22.3 million and earnings per share on a fully diluted basis to be between $0.80 and $0.84 for 2008 compared to net income of $20.5 million and earnings per share on a fully diluted basis of $0.51 per share in 2007, or $0.77 per share before the net effect of the loss on extinguishment of debt of $0.28 per share and favorable tax adjustments of $0.02 per share.

	Year-ended	Year Ending 2008
	2007	Guidance
All figures in thousands, except share and per share data		Between	And

Revenue	$472,915	$510,000	$520,000

Net income	$13,646	$21,250	$22,250
Loss on extinguishment of debt, net of effect of taxes	7,387	—	—
Net favorable tax adjustments(1)	(538)	—	—

Net income before loss on extinguishment of debt, net of effect of taxes and favorable tax adjustments	$20,495	$21,250	$22,250

Fully diluted share count	26,611,226	26,500,000	26,500,000
Diluted earnings per share		$0.80	$0.84

(1)	This net discrete tax benefit represents the $538,000 of favorable tax adjustments recorded in the fourth quarter of 2007. The Company estimates that its effective tax rate for 2008 will approximate 41%.
2008 Investing Activities Outlook:
For the year ending December 31, 2008, we estimate we will invest a total of $95.0 million in capital expenditures. This amount includes $19.0 million to continue to upgrade existing clubs, $9.0 million to enhance our management information systems and $6.0 million for the construction of a new regional laundry facility in our NYSC market. The remainder of our 2008 capital expenditures will be committed to building or expanding clubs. Our plan is to open 11 new clubs in 2008.

Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the caption “2008 Business Outlook” and “2008 Investing Activities” and other statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements under the captions “2008 Business Outlook” and “2008 Investing Activities Outlook,” other statements regarding future financial results and performance and potential sales revenue, other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company (including Forms 10-K and 10-Q filed with the Securities and Exchange Commission); accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date hereof and the Company does not intend to update this information, except as required by law, to reflect developments or information obtained after the date hereof, and the Company disclaims any legal obligation to the contrary.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 161 fitness clubs as of December 31, 2007, comprising 111 New York Sports Clubs, 22 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), seven Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 486,000 members, excluding pre-sold, short-term and seasonal memberships. For more information on TSI visit http://www.mysportsclubs.com.
The Company will hold a conference call on Thursday, February 28, 2008 at 5:00 PM (Eastern) to discuss the fourth quarter 2007 results. Alex Alimanestianu, Chief Executive Officer, and Dan Gallagher, Senior Vice President — Finance, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning February 29, 2008.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8258
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2007
(All figures in $’000s)
(Unaudited)

	December 31,	December 31,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,810	$5,463
Accounts receivable, net	8,028	8,815
Inventory	435	230
Prepaid expenses and other current assets	14,757	11,334

Total current assets	30,030	25,842
Fixed assets, net	281,606	337,152
Goodwill	50,112	50,165
Intangible assets, net	922	477
Deferred tax assets, net	32,437	44,345
Deferred membership costs	15,703	17,974
Other assets	12,717	12,808

Total assets	$423,527	$488,763

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$181	$10,898
Accounts payable	9,972	10,891
Accrued expenses	33,220	34,186
Accrued interest	3,466	738
Corporate income taxes payable	2,577	811
Deferred revenue	38,980	41,798

Total current liabilities	88,396	99,322
Long-term debt and capital lease obligations	280,948	305,124
Deferred lease liabilities	54,929	61,221
Deferred revenue	5,807	7,300
Other liabilities	11,276	15,613

Total liabilities	441,356	488,580
Stockholders’ equity (deficit):
Common stock	26	26
Paid-in capital	(21,068)	(16,977)
Accumulated other comprehensive income (currency translation adjustment)	539	814
Retained earnings	2,674	16,320

Total stockholders’ equity (deficit)	(17,829)	183

Total liabilities and stockholders’ equity (deficit)	$423,527	$488,763

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
For the quarters and years ended December 31, 2006 and 2007
(All figures in $’000s except share and per share data)
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2006	2007	2006	2007
Revenues:
Club operations	$109,383	$117,406	$428,138	$467,299
Fees and other	784	1,468	4,942	5,616

	110,167	118,874	433,080	472,915

Operating Expenses:
Payroll and related	41,498	44,712	162,709	177,357
Club operating	37,315	36,998	146,243	156,660
General and administrative	7,613	9,844	30,248	35,092
Depreciation and amortization	9,939	12,192	40,850	45,964

	96,365	103,746	380,050	415,073

Operating income	13,802	15,128	53,030	57,842
Loss on extinguishment of debt	—	—	16,113	12,521
Interest expense	7,025	6,498	35,496	26,400
Interest income	(262)	(189)	(2,124)	(1,071)
Equity in the earnings of investees and rental income	(446)	(448)	(1,817)	(1,799)

Income before provision for corporate income taxes	7,485	9,267	5,362	21,791
Provision for corporate income taxes	836	3,261	715	8,145

Net income	$6,649	$6,006	$4,647	$13,646

Earnings per share:
Basic	$0.26	$0.23	$0.20	$0.52
Diluted	$0.25	$0.23	$0.20	$0.51
Weighted average number of shares used in calculating earnings per share:
Basic	25,955,381	26,245,568	22,749,470	26,153,543
Diluted	26,456,701	26,525,975	23,154,812	26,611,226

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2006 and 2007
(All figures in $’000s)
(Unaudited)

	2006	2007

Cash flows from operating activities:
Net income	$4,647	$13,646
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	40,850	45,964
Non cash interest expense on Senior Discount Notes	14,417	12,460
Payment of interest on Payment-in-Kind Notes	(12,961)	—
Amortization of debt issuance costs	1,438	815
Loss on extinguishment of debt	16,113	12,521
Noncash rental expense, net of noncash rental income	1,768	508
Compensation expense incurred in connection with stock options	1,135	913
Net change in certain working capital components	11,169	1,765
Increase in deferred tax asset	(8,059)	(11,908)
Increase in deferred membership costs	(4,181)	(2,271)
Landlord contributions to tenant improvements	6,413	5,439
Increase in insurance reserves	2,564	2,795
Other	(98)	305

Total adjustments	70,568	69,306

Net cash provided by operating activities	75,215	82,952

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(66,253)	(93,280)
Insurance proceeds received	—	500
Acquisition of businesses, net of cash acquired	(858)	(4,450)

Net cash used in investing activities	(67,111)	(97,230)

Cash flows from financing activities:
Proceeds from New Credit Facility	—	185,000
Costs related to issuance of New Credit Facility	—	(2,724)
Proceeds from Initial Public Offering, net of underwriting and other costs	91,750	—
Repayment of Senior Notes	(128,684)	(169,999)
Proceeds from borrowings on Revolving Loan Facility	—	9,000
Premium paid on extinguishment of debt and related costs	(13,273)	(9,309)
Repayment of long term borrowings	(2,805)	(1,568)
Change in book overdraft	245	(647)
Repurchase of common stock	(433)	—
Tax benefit from stock option exercises	163	1,082
Proceeds from stock option exercises	439	2,096

Net cash provided by (used in) financing activities	(52,598)	12,931

Net decrease in cash and cash equivalents	(44,494)	(1,347)
Cash and cash equivalents beginning of period	51,304	6,810

Cash and cash equivalents end of period	$6,810	$5,463

Summary of the change in certain working capital components, net of effects of acquired businesses
Increase in accounts receivable	$(3,168)	$(910)
Decrease (increase) in inventory	(13)	205
Decrease (increase) in prepaid expenses and other current assets	(4,085)	2,326
(Decrease) increase in accounts payable, accrued expenses and accrued interest	2,662	(2,435)
Change in prepaid corporate income taxes and corporate income taxes payable	7,095	(1,726)
Increase in deferred revenue	8,678	4,305

Net change in certain working capital components	$11,169	$1,765

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
For the quarter and year ended December 31, 2006 and 2007
(All figures in $’000s)
(Unaudited)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2006	2007	% Incr.	2006	2007	% Incr.

Net income	$6,649	$6,006		$4,647	$13,646
Provision for corporate income taxes	836	3,261		715	8,145
Loss on extinguishment of debt	—	—		16,113	12,521
Interest expense, net of interest income	6,763	6,309		33,372	25,329
Depreciation and amortization	9,939	12,192		40,850	45,964

EBITDA	$24,187	$27,768	14.8%	$95,697	$105,605	10.4%

EBITDA margin	22.0%	23.4%		22.1%	22.3%
Non-GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization and loss on extinguishment of debt. EBITDA provides useful information regarding the Company’s operating performance and financial condition, subject to the limitations described below. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. EBITDA margin is defined as EBITDA as a percentage of consolidated revenue.
The Company believes that EBITDA is used by some investors, analysts and other parties to measure the Company’s performance over time. Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance. The measure allows investors, analysts and other parties to better evaluate the Company’s financial performance and prospects in the same manner as management.